Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

BTC DIGITAL LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Amount to be Registered (1)	Proposed Maximum Offering Price Unit	Proposed Maximum Aggregate Offering Price (2) (3) (4)		Fee Rate		Amount of Registration Fee (5)
Equity	Ordinary shares, par value US$0.06 per share
Equity	Preferred shares
Equity	Debt Securities
Equity	Warrants
Equity	Rights
Equity	Units

Total Offering Amount				US$	150,000,000	US$	0.0001531	US$	22,965
Total Fees Previously Paid									N/A
Total Fee Offsets									N/A
Net Fee Due								US$	22,965

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, or the Securities Act, this registration statement includes an indeterminate number of additional shares as may be issuable as a result of stock splits or stock dividends which occur during this continuous offering.

(2)	There are being registered under this registration statement such indeterminate number of ordinary shares, preferred shares, debt securities, warrants, rights and units as may be sold by the registrant from time to time, which collectively shall have an aggregate initial offering price not to exceed US$150,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $150,000,000, less the aggregate dollar amount of all securities previously issued hereunder. The securities registered hereunder also include such indeterminate number of ordinary shares as may be issued upon conversion, exercise or exchange of warrants that provide for such conversion into, exercise for or exchange into ordinary shares.

(3)	Not specified as to each class of securities to be registered pursuant to Instruction 2.A.iii.b to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act.

(4)	An indeterminate aggregate amount of securities is being registered as may from time to time be sold at indeterminate prices.

(5)	The registration fee has been calculated pursuant to Rule 457(o) under the Securities Act on the basis of the maximum aggregate offering price of the securities listed.